RESEARCH FRONTIERS TO HIGHLIGHT THE ENERGY-SAVINGS CAPABILITIES
OF SPD-SMARTGLASS AT ADVANCED ENERGY 2011

October 11, 2011 – Research Frontiers’ (Nasdaq: REFR) Director of Market Development, Gregory M. Sottile, Ph.D., is an invited presenter at Advanced Energy 2011 held October 12-13, 2011 at the Hyatt Regency in Buffalo, New York. He will give his presentation, entitled “SPD “Smart” Windows and Energy Efficiency,” on October 13 at 2:20 p.m. EST as part of the event’s Energy Efficiency program.

Dr. Sottile will discuss energy efficiency challenges faced by the transportation and architectural industries as they attempt to reconcile consumers’ desire for more light in vehicles and buildings with the high levels of heat build-up that result from larger glass surface areas. He will highlight the unique capabilities of Research Frontiers’ SPD-SmartGlass™ to reject the sun’s heat while still offering extensive daylighting opportunities, user comfort, and enhanced privacy and security. These capabilities can translate into a more satisfying user experience with sustainable outcomes – less energy required to meet air conditioning requirements and reduced CO2 emissions.

SPD-SmartGlass is the world's fastest-switching variably tintable dynamic glazing technology. It is the only dimmable window technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort and protecting interiors. Available in both glass and lightweight polycarbonate substrates, SPD-Smart™ products – windows, sunroofs, skylights, doors, partitions and more – are laminated glazings that offer a distinctive combination of user well-being, energy efficiency and security. Controlled manually or automatically, they are available in custom sizes and fabrications for original equipment, new construction, replacement and retrofit projects.

Sponsors of Advanced Energy 2011 include the United States Department of Energy, Brookhaven National Laboratory, the New York State Energy Research and Development Authority (NYSERDA) and Stony Brook University. The event brings together leading researchers, government officials and legislators, policy makers and environmentalists, along with leaders from the business, education and not-for-profit sectors to discuss a wide range of energy efficiency and sustainability topics. More information about Advanced Energy 2011 is available from the event website.

To learn more, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.
Director of Market Development
Info@SmartGlass.com
+1-516-364-1902